Leatt Corp Announces Record Breaking Year; Reports Results for Fourth Quarter and Full Year 2020

36% Increase in Global Revenues to $38.6 million

222% Increase in Net Income to $4.4 million

215% increase in Earnings Per Share

CAPE TOWN, South Africa, (March 24, 2021) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the fourth quarter and full year ending December 31, 2020. All financial numbers are in U.S. dollars.

2020 Highlights

• Record Fourth quarter revenues of $12.7 million, up 75%, compared to 2019.

• Record Fourth quarter net income of $1.8 million, up 6444%, compared to 2019.

• Record full year revenues of $38.6 million, up 36%, compared to 2019.

• Record full year net income of $4.4 million, up 222%, compared to 2019.

• Record increase in earnings per share to $0.82 per basic share, up 215% compared to 2019.

• Total operating expenses increased 5%, while revenues increased by 36%.

• Income from operations of $5.8 million, up 195% compared to 2019.

• Cash and cash equivalents increased to $3.0 million, compared to $2.1 million in 2019.

• Design & Innovation Award 2021 for Velocity 4.0 MTB Goggles.

• Powersports Nifty 50 Award for X-Frame Hybrid Knee Brace.

CEO Sean Macdonald commented: "By nearly every measure, 2020 was our best year ever, topped off by a fantastic fourth quarter, the best quarter in our history in terms of revenue and profitability. Global revenues for the fourth quarter were $12.7 million, an increase of $5.4 million or 75%, compared to the fourth quarter of 2019, driven by break-out sales of our innovative products for upper body and limb protection, and our off-road motorcycle boots and helmets for off-road motorcycle and mountain biking use.

"Total revenues for 2020 were $38.6 million, up $10.3 million or 36% over 2019. The year saw strong double-digit growth in all our product categories, except neck braces, which were affected by conservative buying patterns with the Covid-19 outbreak at the start of the year. Net income for 2020 was $4.4 million, an increase of 222%, and earnings per share more than tripled, up 215% compared to 2019, highlighting our ability to operate efficiently while achieving strong revenue growth. Thanks to stellar work from our entire team, we only saw a 5% increase in operating costs.

"We believe that these results demonstrate the resilience and agility of our business model in the midst of the turmoil brought on by the Covid-19 pandemic, as consumers continued to participate in outdoor activities. Meanwhile, our expanding line of products have defined Leatt as a genuine "head-to-toe" brand with a full offering of cutting-edge products that appeal to an increasingly wider rider audience around the world."

Founder and Chairman Dr. Christopher Leatt remarked: "We are always at work refining our product categories and, thanks to the diligence and creativity of our engineering team and our professional riders, we have created a strong pipeline of innovative products going forward. We are especially proud of the recognition that some of our newest products have won in the marketplace, including the Powersports Business Nifty 50 Award, given to our X-Frame Hybrid Knee Brace, and the Design & Innovation Award, won by our Velocity 4.0 MTB Goggles."

Financial Summary

Total revenues for the fourth quarter of 2020 increased to $12.7 million, up 75%, compared to $7.3 million for the 2019 fourth quarter.

Fourth quarter income from operations increased to $2.3 million, up 2173% compared to $101,000 in 2019.

Net income for the fourth quarter of 2020 was $1.8 million or $0.33 per basic and $0.30 per diluted share, compared to a loss of $(28,000) or $(0) per basic and $(0) per diluted share, for the three months ended December 31, 2019.

Revenues increased by $10.3 million or 36%, for 2020, to $38.6 million, up from $28.3 million for 2019. The increase during 2020 was driven by a 61% increase in body armor sales, a 34% increase in sales of other products, parts and accessories sales, and a 32% increase in helmet sales that were partially offset by a 17% decrease in neck brace sales.

Gross profit for 2020 was $17.4 million, or 45% of revenues, up 34%, compared to $13.0 million, or 46% of revenues for 2019.

Income from operations for 2020 was $5.8 million, a $3.9 million increase, compared to $2.0 million for 2019.

Net income for 2020 increased 222% to $4.4 million, or $0.82 per basic share and $0.74 per diluted share, compared to $1.4 million, or $0.26 per basic share and $0.25 per diluted share, for 2019.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At December 31, 2020, the Company had cash and cash equivalents of $3.0 million, a current ratio of 2.2:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald added, " While we are achieving outstanding growth, and both ordering patterns and consumer demand are promising, we have a long runway ahead of us. Our market share potential is still in its infancy in the majority of categories that we sell. We are especially encouraged by the consumer demand, the reviews and the performance in the field of our recent product launches in goggles, boots, shoes, helmets and other protective gear. In particular, we believe that our investment in the re-engineering of our Moto helmet line will contribute to significant revenue gains.

"Based on our promising 2020 results and the momentum that we have achieved, we will continue to do what we have been doing: investing in innovative "head-to-toe" products and engaging marketing campaigns, and developing a professional, multi-channel sales organization. We believe that these investments are arming our dealers with the product and marketing tools that are key contributors to Leatt global brand recognition and revenue growth.

"We are also excited by the acceptance our protective gear is receiving in the highly competitive professional racing marketplace. We recently signed a multi-year partnership with the SmarTop/BullFrogSpas/MotoConcepts Honda racing team, one of the leading teams in global motocross racing. The deal means that team riders will be outfitted in our  " head-to-toe" protective gear as they compete in elite racing around the world. We see this as a premium endorsement from the highest levels of the industry, that our products not only keep riders safe but also give them the confidence to push faster, harder, and further. We believe that the backing of some of the finest riders in the world will prove to be an important factor in consumer buying decisions."

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, March 24, 2021, to discuss the 2020 fourth quarter and full year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13717624.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to deliver, and financially benefit from global market acceptance of, its pipeline of new revolutionary branded products; the extent to which the Company's partnership with the SmarTop/BullFrogSpas/MotoConcepts Honda racing team will influence consumer buying decisions and positively impact on the financial outlook of the Company; the impact of the Company's award-winning goggle range and knee braces on the Company's results of operation; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its ability to mitigate the future impact of COVID-19 on the Company's business operations; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

(917)-841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

ASSETS

	2020	2019
Current Assets
Cash and cash equivalents	$2,967,042	$2,072,864
Short-term investments	58,257	58,239
Accounts receivable, net	7,173,829	2,956,012
Inventory, net	9,670,036	8,655,176
Payments in advance	805,098	447,476
Income tax refunds receivable	2,964	-
Prepaid expenses and other current assets	2,109,190	1,129,067
Total current assets	22,786,416	15,318,834

Property and equipment, net	3,052,276	2,431,061
Operating lease right-of-use assets, net	285,932	411,956
Deferred tax asset, net	78,700	-

Other Assets
Deposits	33,699	26,642

Total Assets	$26,237,023	$18,188,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$8,008,925	$5,425,681
Note payable to bank	-	300,000
Operating lease liabilities, current	207,824	190,765
Income taxes payable	1,654,200	592,661
Short term loan, net of finance charges	677,601	576,474
Total current liabilities	10,548,550	7,085,581

Deferred compensation	240,000	160,000
Operating lease liabilities, net of current portion	78,108	221,191

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,430,374 and 5,386,723 shares issued and outstanding	130,111	130,068
Additional paid - in capital	8,338,158	8,079,774
Accumulated other comprehensive loss	(562,700)	(529,045)
Retained earnings	7,461,796	3,037,924
Total stockholders' equity	15,370,365	10,721,721

Total Liabilities and Stockholders' Equity	$26,237,023	$18,188,493

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Revenues	$38,604,289	$28,317,817

Cost of Revenues	21,215,669	15,311,013

Gross Profit	17,388,620	13,006,804

Product Royalty Income	88,748	46,460

Operating Expenses
Salaries and wages	3,480,181	3,271,018
Commissions and consulting expenses	586,509	357,460
Professional fees	793,859	725,986
Advertising and marketing	2,167,445	1,989,959
Office lease and expenses	306,855	279,827
Research and development costs	1,522,758	1,491,155
Bad debt expense	71,862	203,253
General and administrative expenses	1,879,286	1,952,121
Intangible asset write-off	-	41,511
Depreciation	832,216	760,217
Total operating expenses	11,640,971	11,072,507

Income from Operations	5,836,397	1,980,757

Other Income (Expenses)
PPP loan forgiveness income	210,732	-
Interest and other income (expenses), net	(4,724)	(38,300)
Total other income (expenses)	206,008	(38,300)

Income Before Income Taxes	6,042,405	1,942,457

Income Taxes	1,618,533	566,729

Net Income Available to Common Shareholders	$4,423,872	$1,375,728

Net Income per Common Share
Basic	$0.82	$0.26
Diluted	$0.74	$0.25

Weighted Average Number of Common Shares Outstanding
Basic	5,390,420	5,385,249
Diluted	5,990,798	5,546,098

Comprehensive Income
Net Income	$4,423,872	$1,375,728
Other comprehensive income (loss), net of $20,500 and $8,600 deferred income taxes in 2020 and 2019
Foreign currency translation	(33,655)	80,258

Total Comprehensive Income	$4,390,217	$1,455,986

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Cash flows from operating activities
Net income	$4,423,872	$1,375,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	832,216	760,217
Deferred income taxes	(78,700)	(170,900)
Stock-based compensation	242,093	196,670
Bad debts reserve	(2,819)	21,305
Inventory reserve	7,464	26,123
Gain on sale of property and equipment	(22,189)	(2,592)
PPP loan forgiveness income	(210,732)	-
Intangible asset write-off	-	41,511
(Increase) decrease in:
Accounts receivable	(4,214,998)	(927,986)
Inventory	(1,022,324)	(3,866,084)
Payments in advance	(357,622)	25,810
Prepaid expenses and other current assets	(980,123)	118,166
Income tax refunds receivable	(2,964)	-
Deposits	(7,057)	(1,262)
Increase (decrease) in:
Accounts payable and accrued expenses	2,599,578	2,646,499
Income taxes payable	1,061,539	522,403
Deferred compensation	80,000	80,000
Net cash provided by operating activities	2,347,234	845,608

Cash flows from investing activities
Capital expenditures	(1,477,454)	(874,104)
Proceeds from sale of property and equipment	25,713	11,088
Increase in short-term investments, net	(18)	(7)
Net cash used in investing activities	(1,451,759)	(863,023)

Cash flows from financing activities
Issuance of common stock	-	15,000
Proceeds from note payable to bank, net	(300,000)	300,000
Proceeds from Paycheck Protection Program Loan	210,732	-
Proceeds from (repayments of ) short-term loan, net	101,127	(5,654)
Net cash provided by financing activities	11,859	309,346

Effect of exchange rates on cash and cash equivalents	(13,156)	71,033

Net increase in cash and cash equivalents	894,178	362,964

Cash and cash equivalents - beginning of year	2,072,864	1,709,900

Cash and cash equivalents - end of year	$2,967,042	$2,072,864

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$32,015	$22,814
Cash paid for income taxes	$617,282	$264,381

Other noncash investing and financing activities
Common stock issued for services	$242,093	$196,670
Common stock issued for accrued leave	$16,334	$-